Exhibit 99.1

Daseke, Inc. and Hennessy Capital Acquisition Corp. II Announce
Closing of Merger Transaction

Daseke, Inc. Becomes a Public Company, Trading on Nasdaq Under Ticker “DSKE” to Commence on February 28, 2017

ADDISON AND HOUSTON, TEXAS – Feb. 27, 2017 – Daseke, Inc. (“Daseke”) and Hennessy Capital Acquisition Corp. II (NASDAQ: HCAC, HCACU, HCACW) (“HCAC” or the “Company”) today announced the closing of their previously announced business combination. The merger was approved at HCAC’s special meeting of stockholders held earlier today. As part of the transaction, HCAC changed its name to Daseke, Inc. As a result, the Company expects that, effective Feb. 28, 2017, the Company’s common stock and warrants will begin trading under the ticker symbols “DSKE” and “DSKEW,” respectively, on the Nasdaq Capital Market.

Daseke is a leading consolidator of the highly fragmented $133 billion open deck freight market in North America. Since its first year of operations in 2009, Daseke has grown revenue both organically and through acquisitions from $30 million to more than $650 million estimated in 2016, representing a compound annual growth rate of approximately 55 percent. Daseke believes it is the largest owner of open deck equipment and the second largest provider of open deck transportation and logistics solutions by revenue in North America.

Don Daseke, Chairman and CEO of Daseke, Inc., stated, “Our vision from the start was to become a public company so we could have access to the capital markets in order to continue our focused consolidation strategy. We believe we have an acquisition pipeline that could enable us to double Daseke’s adjusted earnings before interest, tax, depreciation and amortization over the next three years, and we believe this business combination positions us to meet our 2017 consolidation objectives. Daseke has less than a 1 percent share of this highly fragmented open deck freight market, and we believe we have a tremendous opportunity for future growth and continued market penetration.

“From the beginning, our plan was to have a stock program for all of our employees, including an industry-first public stock plan for our company drivers,” Daseke said. “They have a very tough job, and we respect them greatly. Giving our people the opportunity to be owners in Daseke is a great day for me on a very personal level. We are just now making it to first base in our strategy to build the premier specialized, open deck transportation company in North America. We could not have chosen a better partner than the team at HCAC and are excited to become a Nasdaq-listed public company.”

“We are extremely proud to join forces with Daseke, the first trucking company to go public since 2010,” said Dan Hennessy, Chairman and CEO of Hennessy Capital Acquisition Corp II. “We have made a powerful combination: HCAC’s industrial focus and capital market expertise is now coupled with Daseke’s experienced management team and their consistent track record of successfully consolidating the open deck specialized transportation market. We look forward to assisting in Daseke’s continued growth as directors of the combined company.”

With the closing of the business combination, HCAC Chairman and CEO Daniel J. Hennessy and President, COO and director Kevin Charlton have joined the board of directors of the combined company. The board now consists of eight members, including Daseke Chairman and CEO Don Daseke and Executive Vice President and CFO Scott Wheeler, as well as four additional independent directors.

Hennessy Capital Acquisition Corp. II was advised on the transaction by Stifel, UBS Investment Bank, Cantor Fitzgerald & Co., BMO Capital Markets and XMS Capital Partners, LLC, with Sidley Austin LLP and Ellenoff Grossman & Schole LLP as legal counsel.  Daseke was advised by Cowen and Company with Vinson & Elkins LLP as legal counsel.

Hennessy Capital II and Daseke Announce Closing of Merger Transaction

February 27, 2017

About Daseke, Inc.

Daseke is a leading consolidator of the highly fragmented $133 billion open deck freight market in North America. Daseke believes it is the largest owner of open deck equipment and the second largest provider of open deck transportation and logistics solutions by revenue in North America, with a fleet of approximately 3,000 tractors and 6,000 trailers. Daseke serves industrial customers in the U.S., Canada and Mexico through more than 40 terminals across the U.S.

About Hennessy Capital Acquisition Corp. II

Hennessy Capital Acquisition Corp. II is a special purpose acquisition company (SPAC) founded by Daniel J. Hennessy for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The company's acquisition and value creation strategy is to identify, acquire and, after its initial business combination, build an industrial manufacturing, distribution or services business. The HCAC management team brought Blue Bird Corporation public in 2015.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters. Such forward-looking statements with respect to the benefits of the business combination, the future financial performance of HCAC following the business combination, changes in the market for Daseke’s services, and expansion plans and opportunities, including future acquisition or additional business combinations are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing HCAC’s views as of any subsequent date, and HCAC does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Undue reliance should not be placed on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Daseke or HCAC following announcement of the business combination and related transactions; (2) the ability to maintain the listing of HCAC’s common stock on the Nasdaq Capital Market following the business combination; (3) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (4) changes in applicable laws or regulations; (5) the possibility that Daseke or HCAC may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in the definitive proxy statement filed by HCAC in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in HCAC’s prior and future filings with the SEC, available at www.sec.gov.

Contact:

Geralyn DeBusk

Halliburton Investor Relations & Communications

972-458-8000

817-797-9016 Mobile

Daseke@HalliburtonIR.com